Exhibit 3.1

AMENDMENT OF
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF AMPCO-PITTSBURGH CORPORATION

The undersigned business corporation does hereby certify that:

FIRST The name of the corporation is Ampco-Pittsburgh Corporation, and the Corporation’s registered office is c/o Corporation Service Company, Dauphin County:

SECOND, the Corporation was incorporated under the Act of April 29, 1874, as amended, and its date of incorporation was January 30, 1929; letters patent were issued March 19, 1929.

THIRD:That the amendment shall be effective upon filing these Articles of Amendment.

FOURTH:The amendment was duly adopted by the Corporation’s shareholders in accordance with the applicable provisions of Section 1914 of the Pennsylvania Business Corporation Law at the Corporation’s annual meeting held on May 9, 2019.

FIFTH:The amendment adopted by the Corporation is set forth in full below:

The first paragraph of Article FIFTH of the Amended and Restated Articles of Incorporation is amended to read as follows:

“FIFTH: The authorized capital stock of the Corporation shall be 3,000,000 shares of Preference Stock, without par value, and 40,000,000 shares of Common Stock of the par value of $1.00 per share.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer on May 9, 2019.

Ampco-Pittsburgh Corporation

By: /s/ Maria Trainor_________________

      Maria Trainor

Vice President, General Counsel and Secretary